Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-75310) and in the Registration Statement on Form S-8 (No. 333-42448) of Tipperary Corporation of our report dated March 26, 2003 relating to the financial statements, which appears in this Annual Report on Form 10-KSB.

PricewaterhouseCoopers LLP

Denver, Colorado

March 26, 2003